Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 033-54741, No. 33-66516, No. 333-00903, No. 333-13099 and 333-114446) and Form S-8 (No. 333-29711, No. 333-95255, No. 333-95259, No. 333-75732, No. 333-98107, No. 333-103682 and No. 333-103684) of Western Gas Resources, Inc. of our report dated March 11, 2005, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the third paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is December 18, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Denver, Colorado

December 18, 2005